Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of NovaDel Pharma Inc. on previously filed Forms S-8 (File Nos. 333-148130, 333-42103 and 333-116665) and Forms S-3/S-3A (File Nos. 333-155345, 333-140054, 333-126489, 333-159485, 333-135902, 333-151961, and 333-134028) of our report dated March 31, 2010 on our audits of the balance sheets of NovaDel Pharma Inc. as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2009, which report includes an explanatory paragraph relating to NovaDel Pharma Inc.’s ability to continue as a going concern and  is included in this Annual Report on Form 10-K.

/s/ J.H. Cohn LLP Roseland, New Jersey March 31, 2010